EXHIBIT 99.2

Orange 21 Inc. 2070 Las Palmas Drive Carlsbad, CA 92011 PH: (760) 804-8420 FX: (760) 804-8442 www.orangetwentyone.com

October 1, 2007

To our friends and constituents:

In recent weeks, there have been several rumors and stories suggesting the possibility of a change in direction for Spy Optic as a company. You may have heard or read about the possibility of a sale, a merger, an acquisition by Spy, and/or a change of strategic direction.

We are taking this opportunity to write to you as the joint Chairmen of the company – and, as significant, long-term investors, who own, together, approximately 25% of Spy’s equity. We are writing to affirm our passion for the brand and the company, and, our belief that the future for Spy Optic is bright, as an independent, growing action sports and fashion brand in the optical and accessories arena. As we wind up our key summer season, we want to express our appreciation to everyone who has supported, and continues to support the brand, our customers, employees, dealers, athletes, and other friends. We are enthused for what has been accomplished in the past year, and equally enthused about what lies ahead of us.

In late 2006, as you know, we commenced a turnaround initiative and began a new process to re-energize and grow Spy Optic. We believe we have made substantial progress since that time. We have simplified the business, cut costs, focused on core products, eliminated unnecessary and distracting diversification strategies, improved production efficiencies and lead times, re-focused marketing, rebuilt dealer confidence, and re-energized our core company team.

We now look forward to new initiatives in 2008. We have a great renewed product line for next year that we believe is the best in the history of the company. We are committed to rolling out that product line and seeing Spy through what we expect to be an exciting evolution. We will report to you, of course, as that process unfolds.

We want you to know that, as significant investors in the business, we are both committed to the company’s future, and we believe that there is substantial value to be created as an independent Spy for all of our constituents. At this time, our focus will be on that value creation process. We are committed to that path and enthused about the opportunities ahead. We look forward to our partnership with you as we move ahead to grow Spy in 2008.

With best wishes,

/s/ Mark Simo
Mark Simo
Chief Executive Officer and
Co-Chairman of the Board of Directors

/s/ John Pound
John Pound
Co-Chairman of the Board of Directors